UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

————————————

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2008 (February 7, 2008)

————————————

SECURITY CAPITAL ASSURANCE LTD
(Exact name of registrant as specified in its charter)

————————————

Bermuda	001-32950	Not applicable
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

A.S. Cooper Building, 26 Reid Street, 4th Floor, Hamilton, Bermuda HM 11
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 279 7450

Not Applicable
(Former name or former address, if changed since last report)

————————————

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

           Moody’s Rating Actions

           On February 7, 2008, Moody’s Investors Service (“Moody’s”) announced rating actions on Security Capital Assurance Ltd (“SCA”), XL Capital Assurance Inc. (“XLCA”), XL Financial Assurance Ltd. (“XLFA”) and XL Capital Assurance (UK) Limited (“XLCA-UK”), as well as on certain Moody’s-rated securities that are guaranteed or “wrapped” by XLCA, XLFA and XLCA-UK. Moody’s has downgraded the insurance financial strength rating of XLCA, XLFA and XLCA-UK to “A3” from “Aaa”. Moody’s has downgraded SCA’s senior debt rating to “(P)Baa3” from “(P)Aa3”, its subordinated debt rating to “(P)Ba1” from “(P)A1” and its preference shares rating to “Ba2” from “A2”. In addition, XLFA’s Twin Reefs Pass-Through Trust was downgraded to “Baa2” from “Aa2”. Finally, the Moody's-rated securities that are guaranteed or "wrapped" by XLCA, XLFA and XLCA-UK were also downgraded to “A3”, except those securities with higher public underlying ratings.

           Moody’s release explained that Moody’s evaluated SCA along five key rating factors: 1) franchise value and strategy, 2) insurance portfolio characteristics, 3) capital adequacy, 4) profitability, and 5) financial flexibility. The Moody’s release noted that the rating actions reflect Moody's assessment of SCA's weakened capitalization and business profile resulting, in part, from its exposures to the U.S. residential mortgage market. Moody’s outlook on SCA’s ratings is negative.

           In addition, Moody’s noted in the release: “Based on the risks in SCA's portfolio, as assessed by Moody's according to the approach outlined above, capitalization required to cover losses at the Aaa target level would exceed $6 billion. This compares to Moody's estimate of SCA's claims paying resources of $3.6 billion, which Moody's considers to be more consistent with capitalization at the single A rating level.”

           Twin Reefs Asset Trust

           XLFA, SCA’s financial guarantee reinsurance subsidiary, has exercised its put option with the Twin Reefs Asset Trust to issue $200 million of non-cumulative perpetual Series B preferred shares bearing a monthly dividend of LIBOR + 100 basis points. The transaction is expected to close on February 11, 2008.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY CAPITAL ASSURANCE LTD
(Registrant)

Date: February 8, 2008	By:	/s/ Thomas W. Currie
Name: Thomas W. Currie
Title: Senior Vice President